Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

June 7, 2006

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolittle@generaldynamics.com

General Dynamics to Complete Acquisition of Anteon

Combination Creates New Top Tier Provider of Mission-Critical IT Services

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) will complete its acquisition of Anteon International Corporation (NYSE: ANT) on Thursday, June 8, all of the preconditions of the purchase having been met. The acquisition was announced on December 14, 2005, and approved by Anteon shareholders on March 3, 2006. The value of the transaction is approximately $2.2 billion, including the assumption of debt, based on General Dynamics’ $55.50 per-share cash offer for each outstanding share of Anteon common stock. The acquisition is immediately accretive to General Dynamics.

“Anteon is an excellent fit from an operational perspective,” said Nicholas D. Chabraja, chairman and chief executive officer of General Dynamics. “The addition of Anteon’s deep domain expertise and technical capabilities increases our ability to provide mission, operational and IT enterprise services to our U.S. government customers.”

Anteon will be combined with the General Dynamics Network Systems business unit to form a new organization known as General Dynamics Information Technology. Michael E. Chandler, currently president of General Dynamics Network Systems, will lead the new organization, reporting to Jerry DeMuro, General Dynamics executive vice president and group executive for the Information Systems and Technology business group. General Dynamics Information Technology will be headquartered in Fairfax, Va. The new organization will maintain a significant business operation in Needham, Mass., where General Dynamics Network Systems was headquartered.

DeMuro said, “The combination of these two businesses creates a new top tier IT integrator – one that has the knowledge and experience to manage complex IT programs. Our customers face expanding mission requirements with fewer resources, and need the integrated approach to business processes, information technology and operations that this new business can provide.”

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General Dynamics Information Technology will provide information technology, systems engineering and professional services to customers in the defense, intelligence, homeland security, federal civil and commercial sectors, with approximately 16,000 employees worldwide.

Anteon, a leading IT services company with more than 9,600 employees, provided government customers with the systems integration, strategy and program management, systems engineering, operations services, and simulation and training solutions necessary to manage the development and operations of mission-critical systems.

A world-class IT architect and systems integrator, the former General Dynamics Network Systems designed, built, integrated and operated enterprise and wireless networks for national defense, intelligence and homeland security.

On June 4, Anteon entered into a definitive agreement with Alion Science and Technology Corporation (McLean, Va.) to divest a business area with approximately 900 employees that is responsible for certain contracts that represented potential organizational conflicts of interest.

General Dynamics, headquartered in Falls Church, Va., employs approximately 72,700 people worldwide and had 2005 revenue of $21.2 billion. The company is a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation. More information about the company can be found at www.generaldynamics.com

This press release contains certain forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Actual future results and trends may differ materially from what is forecast in forward-looking statements.

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